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                                                                       EXHIBIT A

                            SECURITYHOLDER AGREEMENT

      THIS SECURITYHOLDER AGREEMENT (this "Agreement") is made and entered into as of the 19th day of March 2004, among AMERALIA, INC., a Utah corporation ("AmerAlia"), NATURAL SODA, INC., a Colorado corporation (the "Subsidiary"), SENTIENT EXECUTIVE GP I, LIMITED, ACTING ON BEHALF OF THE GENERAL PARTNER OF SENTIENT GLOBAL RESOURCES FUND I, L.P. and SENTIENT (AUST) PTY. LIMITED, ACTING ON BEHALF OF SENTIENT GLOBAL RESOURCES TRUST NO. 1. (collectively the "Sentient Entities") (collectively AmerAlia, the Subsidiary and the Sentient Entities are referred to herein as the "Securityholders"), , and NATURAL SODA HOLDINGS, INC., a Colorado corporation (the "Company").

                                    RECITALS:

      A. AmerAlia owns 100 shares of the Company's Common Stock, and is purchasing a principal amount of $3,775,000 Series A Debentures, 4,949 shares of the Series A Preferred Stock, 50,900 shares of the Company's Common Stock, and Series C Debentures with a principal amount of $12,000,000, pursuant to the Debenture Purchase Agreement.

      B. The Sentient Entities are purchasing Series A Debentures with a principal amount of $5,000,000, Series B1 Debentures with a total principal amount of $11,300,000, Series B2 Debentures with a total principal amount of $9,700,000, and 1 share of Common Stock of the Company, pursuant to the Debenture Purchase Agreement.

      C. The Subsidiary is purchasing Series A Debentures with a principal amount of $750,000 pursuant to the Debenture Purchase Agreement.

      D. AmerAlia has agreed to pledge its Series A Debentures, Series C Debentures and Series A Preferred Stock to its creditors. The Subsidiary has agreed to pledge its Series A Debentures to its creditors.

      E. The Securityholders desire to enter into this Agreement to set forth certain understandings they each have with respect to the future operation of the Company, corporate governance of the Company, rights and restrictions on their securities in the Company and their respective voting rights and responsibilities.

      NOW, THEREFORE, intending to be legally bound and for good and adequate consideration, the receipt and sufficiency of which the Company and AmerAlia, the Subsidiary and each of the Sentient Entities acknowledge, the parties hereto agree as follows:

ARTICLE I CERTAIN DEFINITIONS. For purposes of this Agreement:

Section 1.01 Affiliate means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or

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cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.02 Adjusted EBITDA means the Subsidiary's earnings (calculated in accordance with generally accepted accounting principles, consistently applied)
(A) before any deduction for (i) interest, taxes, depreciation, write downs, revaluations and amortization and (ii) payments to the Company for payment by the Company under the Management Cost and Reimbursement Agreement dated as of the date hereof and to be effective as of October 1, 2003 (the "Management Cost and Reimbursement Agreement"), and (B) but including amortization of well-field capital expense.

Section 1.03 AmerAlia Common Stock means the $.01 par value common stock issued or issuable by AmerAlia.

Section 1.04 Annual Budget shall have the meaning set forth in Section 3.05.

Section 1.05 CBCA shall mean Colorado Business Corporation Act (as amended from time-to-time), which is currently found at Title 7 of the Colorado Revised Statutes, Articles 101 through 117.

Section 1.06 Chargee shall have the meaning set forth in Section 2.02.

Section 1.07 Company Securities means the Debentures, the shares of Series A Preferred Stock, the shares of the Company's Common Stock, including the one share of the Company's Common Stock issued to the Sentient Entities, collectively and individually.

Section 1.08 Debenture Purchase Agreement shall mean that agreement dated March 19, 2004 by which the Sentient Entities are purchasing Series A Debentures, Series B Debentures, Warrants and 1 share of Common Stock of the Company, AmerAlia is purchasing Series A Debentures, Series C Debentures, and Series A Preferred Stock and the Subsidiary is purchasing Series A Debentures.

Section 1.09 Debentures mean collectively the Senior Secured Series A 10% Debentures due September 30, 2005, the Secured Subordinated Series B1 Debentures due February 19, 2008, ("Series B1 Debentures"), the Secured Subordinated Series B2 Convertible Debentures due February 19, 2008 ("Series B2 Debentures"), the Unsecured Subordinated Series C Debentures due February 19, 2008 Debentures (the "Series C Debentures"), or any of them as the context may require.

Section 1.10 Directors mean the members of the board of directors of the Company or the Subsidiary, as appropriate.

Section 1.11 Encumbrance means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

Section 1.12 Exchange Date shall have the meaning set forth in Section
3.15(b)(v).

Section 1.13 Exchange Price shall equal 85% of the average between the bid and asked prices of the AmerAlia Common Stock as quoted by the OTC Bulletin Board, Nasdaq Stock Market or the principal exchange on which AmerAlia Common Stock is then trading during the 30 calendar days preceding the date of the written notice required by Section 3.15(b)(v). If the AmerAlia Common Stock is not quoted

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on the OTC Bulletin Board, the Nasdaq Stock Market or trading on a stock exchange at that time, the average price will be established by the board of directors of AmerAlia in its good faith judgment.

Section 1.14 Exchange Rights shall have the meaning set forth in Section
3.15(b).

Section 1.15 Expiration Date shall mean December 31, 2011; or sooner if the Parties agree.

Section 1.16 Management shall mean the president, any vice president, secretary or treasurer of the Company or the Subsidiary, as applicable, acting within the scope of their authority on behalf of the Company or the Subsidiary, as applicable.

Section 1.17 Minimum Price shall mean the repayment amount of the Series B2 Debentures that the Company would have paid if those Series B2 Debentures had not been converted to NSI Common Stock, including Contingent Interest.

Section 1.18 NSI Common Stock shall mean the $.01 par value per share common stock of the Subsidiary authorized by its articles of incorporation.

Section 1.19 NSI Share Value shall have the meaning set forth in Section 3.15(b)(ii).

Section 1.20 Person shall mean any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity of any type or nature.

Section 1.21 Pledged Securities shall have the meaning set forth in Section 2.01(b).

Section 1.22 Rock School Lease shall mean the sodium lease that the U.S. Bureau of Land Management (Department of the Interior) issued to the Company on June 29, 2001 (serial no. C-0119985), and further includes the permits and other government approvals related to that sodium lease.

Section 1.23 Selling Securityholder shall have the meaning set forth in Section 2.04(a). When one or both of the Sentient Entities is a Selling Securityholder, the term shall include both Sentient Entities.

Section 1.24 Sentient Entities shall have the meaning set forth in the preamble, and it shall also include their Affiliates and investors to the extent that any Affiliate of or an investor in one or both of the Sentient Entities acquires a direct interest in the Debentures or the NSI Common Stock.

Section 1.25 Series A Preferred Stock shall mean the Series A Preferred Stock of the Company.

Section 1.26 Transfer. A Person shall be deemed to have effected a "Transfer" of a designated security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

Section 1.27 Two-Thirds Director Approval shall mean the approval of not less than two-thirds of the members of the board of directors of the Company or the Subsidiary, as applicable, at the time such approval is sought. When the board of directors consists of five members, Two-Thirds Director Approval requires the approval of at least four members of the applicable board of directors.

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Section 1.28 Warrants shall mean the warrants to purchase an aggregate of
600,000 shares of common stock of AmerAlia.

ARTICLE II. TRANSFER OF COMPANY SECURITIES.

Section 2.01 Transferee of Company Securities to be Bound by This Agreement.

   (a) Each Securityholder agrees that, during the period from the date of this Agreement through the Expiration Date, each Securityholder shall Transfer Company Securities only in accordance with the terms of this Agreement, and each Securityholder shall not cause or permit any Transfer of any Company Securities to be effected unless prior to any such Transfer the Person to which any of such Company Securities, or any interest in any of such Company Securities, is or may be Transferred shall have: (i) executed a counterpart of this Agreement (with such modifications as the Company may reasonably request) and
         (ii) agreed in writing to hold such Company Securities (or interest in such Company Securities) subject to all of the terms and provisions of this Agreement. Transfers not completed strictly in accordance with clauses (i) and (ii) of this Section 2.01 and Section 2.04 below, shall be ineffective against the Company or any other Securityholder.

   (b)   Notwithstanding the foregoing, the Sentient Entities each consent to
         (i) AmerAlia's collateral pledge of its Series C Debentures, Series A Debentures, and its Series A Preferred Stock to Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975, as amended (the "Jacqueline Badger Mars Trust"), to Blue Capital LLC, to Charles D. O'Kieffe, to Robert Woolard and any other accredited investors subscribing for AmerAlia's Series A Debentures and (ii) the Subsidiary's pledge of it's Series A Debentures to the Jacqueline Badger Mars Trust (collectively the "Pledged Securities"). The Pledged Securities are not subject to the terms of this Agreement except to the extent that AmerAlia or the Subsidiary reacquires possessory rights with respect to the Pledged Securities, or any of them.

   (c)   Notwithstanding the foregoing, AmerAlia and the Subsidiary consents to
         (i) a Transfer by the Sentient Entities among or between a Person included within the definition of the Sentient Entities provided that such transferee becomes a party to this Agreement and (ii) a Transfer by the Sentient Entities to the Jacqueline Badger Mars Trust pursuant to the Agreement to Share Proceeds, dated as of the date hereof.

   (d) Even though this provision and the provisions of Section 2.04 may apply to the Pledged Securities, any Transfer of the Pledged Securities (or any interest therein) is subject to compliance with all of the requirements of applicable securities laws.

Section 2.02 Encumbrances. If a Securityholder Transfers its Company Securities (or any portion thereof) by granting an Encumbrance to secure a loan or other indebtedness of the Securityholder in a bona fide transaction, such Transfer shall be subject to the terms of this Agreement. This provision may be waived by Two-Thirds Director Approval. Any such Transfer shall be further subject to the condition that the holder of such Encumbrance ("Chargee") first enter into a written agreement with the other Securityholders in form satisfactory to such Securityholders, acting reasonably and in good faith, binding upon the Chargee, to the effect that:

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   (a)   except as set forth below, the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Securityholder's Company Securities; and

   (b) the Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Securityholder's Company Securities to the other Securityholders, or, failing such a sale, at a public auction to be held at least 60 days after prior notice to the other Securityholders, such sale to be subject to the purchaser entering into a written agreement with the other Securityholders whereby such purchaser assumes all obligations of the encumbering Securityholder under the terms of this Agreement. The price of any preemptive sale to the other Securityholders shall be the remaining principal amount of the loan (or other obligation collateralized by such Encumbrance) plus accrued interest and related expenses on the terms set forth in the documents evidencing such loan or other obligation, and such preemptive sale shall occur within 60 days of the Chargee's notice to the other Securityholders of its intent to sell the encumbering Securityholder's Company Securities. Failure of a sale to the other Securityholders to close by the end of such period, unless such failure is caused by the encumbering Securityholder or by the Chargee, shall permit the Chargee to sell the encumbering Securityholder's Company Securities at a public sale to the extent permitted by and in accordance with applicable law.

Section 2.03 Limited Transfer of Voting Rights. Each Securityholder agrees that, during the period from the date of this Agreement through the Expiration Date, no Securityholder shall deposit (or permit the deposit of) any shares of NSI Common Stock or the Company's Common Stock in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of such Securityholder under this Agreement with respect to any of the shares of NSI Common Stock or the Company's Common Stock.

Section 2.04 Restrictions on Transferability. Each Securityholder agrees that it will not Transfer any of the Company Securities, whether now owned or hereafter acquired, whether voluntarily or involuntarily, except through a Transfer which meets the requirements of this Article II, and each Securityholder further agrees that any Transfer which does not meet the requirements of this Article II shall be null and void.

   (a) VOLUNTARY SALES. If a Securityholder (the "Selling Securityholder") wishes to dispose of all or a portion of its Company Securities (the "Offered Company Securities") through a voluntary sale or other disposition of the Common Stock or Debentures owned by the Selling Securityholder, the Selling Securityholder will first offer the Offered Company Securities to the other Securityholders in writing. The Selling Securityholder and the other Securityholders will, in good faith, engage in negotiations to complete the purchase and sale of the Offered Company Securities on terms reasonably acceptable to the Selling Securityholder and the other Securityholders. It is the parties' current intent that if Series B2 Debentures are converted into NSI Common Stock and no liquidity event, such as a public offering involving the Subsidiary's shares, has occurred, that AmerAlia will use commercially reasonable efforts, within a reasonable period of time after the Maturity Date of the Series B Debentures, to (i) purchase such shares, (ii) seek another investor to purchase such shares, or
         (iii) solicit acquisition offers from third party entities. If AmerAlia offers to buy the shares within 90 days of conversion, AmerAlia shall offer to purchase such shares at the greater of (i) the NSI Share Value multiplied by the number of shares of NSI Common Stock held by Sentient or (ii) the Minimum Price.

   (b) OFFER BEFORE PAYMENT OF THE SERIES B DEBENTURES. If the Sentient Entities desire to sell all (and not less than all) of the Company Securities they then own prior to the repayment in full of the

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      Series B Debentures, the Sentient Entities shall make a written offer to sell the Offered Company Securities to AmerAlia naming a price and the terms of purchase (the "Written Offer"). If AmerAlia does not irrevocably and in writing elect to purchase the Offered Company Securities before the expiration of 30 days following its receipt of the Written Offer, the Sentient Entities may complete the sale of the Offered Company Securities to a third party on the same price and at the same terms set forth in the Written Offer within the 90 days following AmerAlia's receipt of the Written Offer.

(c) OFFER IF THE SENTIENT ENTITIES OWN NSI COMMON STOCK AND THE REMAINING SERIES B DEBENTURES HAVE BEEN REPAID. If the Sentient Entities desire to sell all (and not less than all) of the shares of NSI Common Stock they own, the Sentient Entities shall make a written offer to sell the Offered Company Securities to AmerAlia naming a price and the terms of purchase (the "Written Offer"). If AmerAlia does not elect irrevocably and in writing to purchase the Offered Company Securities before the expiration of 30 days following its receipt of the Written Offer, the Sentient Entities may complete the sale of the Offered Company Securities to a third party on the same price and at the same terms set forth in the Written Offer within the 90 days following AmerAlia's receipt of the Written Offer. The Sentient Entities may further require that AmerAlia or the Company sell all the shares of NSI Common Stock it then owns to the third party on the same per share price provided that (1) AmerAlia or the Company, as applicable, shall only be required to make customary representations, warranties and covenants which shall also be made by Sentient and (2) AmerAlia or the Company, as applicable, shall only bear its proportionate share of any escrow, holdback or price adjustment.

      If the AmerAlia Shareholders are required to approve the sale of NSI Common Stock by AmerAlia, and fail to do so, the Sentient Entities may (i) appoint additional directors of the Subsidiary so that the directors nominated by the Sentient Entities constitute two-thirds of the members of the Board of Directors of the Subsidiary (which appointment shall constitute an expansion of the Board) and (ii) the Sentient Entities will have the right to purchase for $0.10 per share additional shares of NSI Common Stock so that the Sentient Entities will have a majority of the vote at any meeting of the shareholders. The Sentient Entities shall then have 90 days to complete the sale of its Company Securities to a third party. If the Sentient Entities are unable to complete the sale of Company Securities within such time, the Sentient Entities will rescind the actions above.

      AMERALIA'S RIGHT TO OFFER COMPANY SECURITIES IF THE SENTIENT ENTITIES OWN NSI COMMON STOCK AND THE REMAINING SERIES B DEBENTURES HAVE BEEN REPAID. If AmerAlia desires to sell all (and not less than all) of the Company Securities it owns, and if the Sentient Entities hold NSI Common Stock and the remaining Series B Debentures have been repaid, AmerAlia shall make a written offer to sell the Offered Company Securities to the Sentient Entities naming a price and the terms of purchase (the "Written Offer"). If the Sentient Entities do not elect irrevocably and in writing to purchase the Offered Company Securities before the expiration of 30 days following its receipt of the Written Offer, AmerAlia may complete the sale of the Offered Company Securities to a third party on the same price and at the same terms set forth in the Written Offer within the 90 days following the Sentient Entities' receipt of the Written Offer; provided, however that the Sentient Entities may require that the purchaser purchase its Company Securities in the transaction on the same terms as AmerAlia; provided, further, that if the purchaser will not purchase the Company Securities held by the Sentient Entities, AmerAlia may not sell its Company Securities unless AmerAlia purchases the Company Securities held by the Sentient Entities on the same terms and conditions.

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   (d)   The Company and the other Securityholders shall cooperate with reasonable requests for due diligence investigations by prospective purchasers, provided, however:

         (i) The purchaser provides the Company, the Subsidiary and the other Securityholders information reasonably satisfactory to the Company and to the other Securityholders that it is financially capable (directly or with borrowings) of completing the purchase of all of the outstanding Company Securities; and

         (ii) The purchaser enters into confidentiality and non-use agreements as to any confidential or non-public information about the Company and/or the Subsidiary that the purchaser may receive in its due diligence investigation, which confidentiality and non-use agreements must be satisfactory to the Company and to the other Securityholders in their reasonable discretion.

   (e) As a condition precedent to the effectiveness of any Transfer of the Offered Company Securities to any Person that is not a party to this Agreement, such transferee shall agree in writing to be bound by all of the terms and conditions of this Agreement and to be included as a "Securityholder" pursuant to the terms hereof. The purchaser of the Offered Company Securities of either AmerAlia or the Sentient Entities will enjoy all of the rights and be subject to the obligations under this Agreement of the seller of those securities.

   (f) Sections 2.04(a) and (b) do not apply to a voluntary sale where the Person acquiring the Company Securities is an Affiliate of, or otherwise under the control of, the Selling Securityholder or is included within the definition of the term "Sentient Entities," and where the Person acquiring the Company Securities pursuant to this
         Section 2.04(f) does not propose to change the Directors designated by the Selling Securityholder.

ARTICLE III. AGREEMENTS BETWEEN THE SECURITYHOLDERS.

Section 3.01 Agreement with Respect to Board Representation of the Company. The Securityholders agree to vote their Company Securities so that the Board of Directors of the Company will consist of five Persons as follows:

   (a)   (i)   Two Persons nominated by the Sentient Entities voting as a separate group who shall be reasonably acceptable to AmerAlia,

         (ii) Two Persons nominated by AmerAlia voting as a separate group who shall be reasonably acceptable to the Sentient Entities, and

         (iii) One Person who shall be an industry representative not affiliated with the Company, AmerAlia or the Sentient Entities (the "Independent Director") who shall be nominated by any Securityholder and reasonably acceptable to AmerAlia, the Subsidiary and the Sentient Entities.

   (b) Initially the Company's board of directors will consist of: (i) Bill H. Gunn and Robert van Mourik (as Directors nominated by AmerAlia), and
         (ii) Mark A. Jackson and Peter Cassidy (as Directors nominated by the Sentient Entities). When he becomes available to serve on the Board, the Securityholders agree to elect Steve Smith as the initial Independent Director. If Steve Smith is not available to serve on the Board of Directors within a reasonable time period or the Independent Director position becomes vacant for any reason, the Securityholders shall use their best efforts to find and elect a new Independent Director pursuant to Section 3.01 in good faith.

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   (c)   Either the Sentient Entities or AmerAlia may remove any Director nominated by it or them with or without cause upon notice in writing sent to the Company, that Director, and the remaining Securityholders. Any vote taken to fill any vacancy created by the resignation, removal or death of a director elected pursuant to Section 3.01(a) shall be subject to the provisions of Section 3.01.

   (d) If either of the Sentient Entities declares an Event of Default under any of the Debentures (as the term "Event of Default" is defined in the Debentures), the Sentient Entities may, in their discretion: (i) appoint additional directors of the Company so that the directors appointed or nominated by the Sentient Entities constitute two-thirds of the members of the Board of Directors (which appointment will constitute an expansion of the Board), or (ii) the Sentient Entities will have the right to purchase for $0.10 per share, shares of the Company's common stock so that the Sentient Entities will have a majority of the vote at any meeting of the shareholders of the Company, for the purpose of curing the Event of Default. Upon the cure or its written waiver of such Event of Default, the Sentient Entities will resign the additional directors appointed pursuant to clause (i) above and resell the shares of the Company's common stock to the Company purchased pursuant to clause (ii) above.

Section 3.02 Agreement with Respect to Board Representation of the Subsidiary. The Securityholders agree that the board of directors of the Subsidiary shall be comprised of the individuals who are serving as the Company's Board of Directors in accordance with Section 3.01. Each Securityholder agrees to vote its shares of common stock of the Company or other Company Securities and to cause its representatives or the Company's Board of Directors, subject to their fiduciary duties, to vote and take other appropriate action to effect this Section 3.02.

Section 3.03 Agreement with Respect to Appointment of Management

   (a) The Directors of the Company shall appoint a chairman of the board, and the Directors of the Subsidiary shall appoint a chairman of the board, in each case by Two-Thirds Director Approval.

   (b) The Directors of the Company and the Subsidiary, respectively, shall appoint officers, including, to the extent deemed appropriate: a president, chief executive officer, chief operating officer, and chief financial officer, for each of the Company and the Subsidiary by a Two-Thirds Director Approval. The officers of the Subsidiary do not have to be the same Persons as the officers of the Company unless the Directors of the Subsidiary determine it appropriate to appoint the same Persons to the same offices.

Section 3.04 Market Stand-Off Agreement. The Securityholders shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any NSI Common Stock held by Securityholder, for a period of time specified by the managing underwriter(s) (not to exceed ninety (90) days) following the effective date of a registration statement of the Subsidiary filed under the Securities Act of 1933, as amended, related to the Subsidiary's initial firm commitment underwritten public offering of NSI Common Stock. Securityholder agrees to execute and deliver such other agreements as may be reasonably requested by the Subsidiary and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the foregoing covenant, the Subsidiary may impose stop-transfer instructions with respect to such NSI Common Stock until the end of such period. The underwriters of the Subsidiary's stock are intended third party beneficiaries of this Section 3.04 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

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Section 3.05 Agreement with Respect to Budget Approvals.

   (a) Management shall prepare for the approval of the Directors each calendar year (no later than 90 days prior to the end of the then-current calendar year) capital and operating budgets and three-year operating plan for each of the Company and the Subsidiary for the next calendar year (each an "Annual Budget"). Each Annual Budget shall set forth for each of the Company and the Subsidiary at a minimum: (i) the estimated receipts and revenue (including loan proceeds and anticipated investment); (ii) the estimated expenditures and obligations (capital, operating and other) of each of the Company and the Subsidiary; and (iii) estimated Adjusted EBITDA (as defined in Section 3.15(b)(iii)) of the Company and the Subsidiary.

         Each respective Annual Budget shall set forth information in sufficient detail to provide an estimate of cash flow, capital proceeds and other financial requirements of the Company and the Subsidiary for such year. Any such Annual Budget shall also include such other information or other matters related to the Company's business and the Subsidiary's business to enable the Directors to make an informed decision with respect to their approval of such Annual Budget. Any such Annual Budget shall also comply with the requirements of any other agreement to which the Company or the Subsidiary (as applicable) is a party.

   (b) The Directors shall review any proposed Annual Budget and shall offer any revisions thereto within 45 days of their receipt of the draft. The Directors shall also ensure that the Annual Budget is consistent with the requirements of any agreement to which the Company or the Subsidiary may be a party.

   (c) The Directors must approve the Annual Budget and any amendment thereto for each of the Company and the Subsidiary by a Two-Thirds Director Approval.

   (d) Management shall implement the Annual Budget for each of the Company and the Subsidiary after approval by the Directors. In implementing the Annual Budget, Management shall be authorized to make only the expenditures and incur only the obligations provided for therein.

         (i) Notwithstanding the foregoing, Management may make any reasonably necessary expenditure or incur any reasonably necessary obligation, whether or not such expenditure or obligation is provided for in the then-applicable Annual Budget, which is the legal obligation of the Company or the Subsidiary and not within the reasonable control of Management (including (without limitation) real or personal property taxes), or which may be reasonably necessary to protect the assets of the Company or the Subsidiary. If Management becomes aware of an expenditure or obligation described in the preceding sentence, it will notify the members of the board of directors prior to making such expenditure or obligation.

         (ii) If the Directors are not able to agree on an Annual Budget for any year for either the Company or the Subsidiary (or both), each line item in the Annual Budget for the prior year shall be increased by the percentage increase in the CPI Index from the first day for which the previous Annual Budget was in effect to the first day for which the new Annual Budget is to be in effect. As used herein, "CPI Index" shall mean the Consumer Price Index for All Items All Urban Consumers (CPI-U) (1982-84 = 100) for the United States, as published by the United States Department of Labor's Bureau of Labor Statistics (the "Bureau") for the region that includes Denver, Colorado. Should the Bureau discontinue the publication of the above index, or publish the index less frequently, or alter the index in some other material manner, then the president of the Company shall, from time to time, adopt a substitute index or substitute

Securityholder Agreement
         procedure that reasonably reflects and monitors adjustments in consumer prices in the region that includes Denver, Colorado.

   (e) The Directors may consider and approve amendments, additions to, and changes of the Annual Budget of either the Company or the Subsidiary (or both) from time-to-time as such may be presented to the Directors by Management. Any approval of amendments, additions to, and changes of the Annual Budget must be approved by the Directors in the same manner and by the same vote as the Directors must approve the Annual Budget initially.

   (f) Management will provide the Securityholders cash and other reports as any of them may reasonably require.

Section 3.06 Limitations on Actions of the Company. Except as set forth in
Section 3.08, in addition to the other requirements of the CBCA, the Company may not take any of the following actions without Two-Thirds Director Approval.

   (a)   Merge, reorganize, or consolidate with or into another Person;

   (b) Sell the Company's interest in the Rock School Lease or its interest in the Subsidiary, or otherwise Transfer 5% or more of the value of the Company's assets (which limitation does not prevent the Company from selling its inventory in the ordinary course of business);

   (c)   Borrow funds in a material amount;

   (d) Enter into any material agreement with an Affiliate, regardless of the terms of such agreement;

   (e)   Declare or pay any dividends on its capital stock;

   (f) Approve amendments to any other agreement entered into between the Company, AmerAlia and the Subsidiary;

   (g) Issue any shares of Common Stock, any other series of preferred stock or Debentures (or options, rights, or warrants to acquire Common Stock, or any other series of preferred stock or Debentures) to any Person;

   (h) Approve amendments to agreements with any lender other than those administrative or ministerial in nature;

   (i) Approve a filing under the United States Bankruptcy Code or seek a receivership under any state law;

   (j)   Vote the capital stock of the Subsidiary;

   (k)   Make prepayments of the Debentures (or any of them);

   (l) Vote to amend the articles of incorporation or bylaws of the Company, or vote to liquidate or dissolve the Company;

   (m)   Vote to redeem any outstanding capital stock of the Company;

Securityholder Agreement

   (n) Vote to change the terms of any employee benefits, or the change the terms of any employment contract between the Company and any officer of the Company; and

   (o)   Waive any corporate opportunity presented to the Board.

Section 3.07 Limitations on Actions of the Subsidiary. Except as set forth in
Section 3.08, in addition to the other requirements of the CBCA, the Subsidiary may not take any of the following actions without Two-Thirds Director Approval by the Directors of the Subsidiary.

   (a)   Merge, reorganize, or consolidate with or into another Person;

   (b) Transfer 5% or more of the value of the Subsidiary's assets outside of the ordinary course of business (which limitation does not prevent the Subsidiary from selling its inventory or replacing or upgrading its equipment in the ordinary course of business);

   (c)   Borrow funds in any material amount;

   (d) Enter into any material agreement with an Affiliate, regardless of the terms of such agreement;

   (e)   Declare or pay any dividends on its capital stock;

   (f) Approve amendments to any other agreement entered into between the Company, AmerAlia and the Subsidiary;

   (g) Issuance of any shares of common stock or any series of preferred stock of the Subsidiary (or options, rights, or warrants to acquire common stock, or any series of preferred stock) to any Person;

   (h) Approve amendments to agreements with any lender other than those administrative or ministerial in nature;

   (i) Approve a filing under the United States Bankruptcy Code or seek a receivership under any state law;

   (j) Vote to amend the articles of incorporation or bylaws of the Subsidiary, or vote to liquidate or dissolve the Subsidiary;

   (k)   Vote to redeem any outstanding capital stock of the Subsidiary;

   (l) Vote to change the terms of any employee benefits, or the change the terms of any employment contract between the Subsidiary and any officer of the Subsidiary; and

   (m)   Waive any corporate opportunity presented to the Board.

Section 3.08 Exceptions to Sections 3.06 and 3.07. Notwithstanding the above Sections 3.06 and 3.07, the Securityholders agree that (i) the Company shall be able to issue capital stock to AmerAlia and (ii) the Subsidiary shall be able to declare and pay dividends on its capital stock, upon approval of a majority of the members of the Board of Directors, if all the net proceeds of such transactions are used to repay the Company Securities, or the interest thereon, in full or in part, according to the terms of the Debentures, the Debenture Purchase Agreement or the Articles of Incorporation. Further, notwithstanding the above, the Subsidiary may borrow money on a secured or unsecured basis and the

Securityholder Agreement

Company may borrow money on a secured basis, for the purpose of repaying the Company Securities, or interest thereon, in full. Following the conversion of the Series B2 Debentures, the Sentient entities shall cause the members of the Board of Directors of the Subsidiary representing the Sentient Entities to abstain from any actions by the Subsidiary's Board of Directors with respect to the cancellation, forgiveness or any other method of terminating, loans, if any, made by the Subsidiary to the Company to allow the Company to repay any of the Debentures or any amounts owed under the Management Cost and Reimbursement Agreement, so long as there are no adverse tax consequences to the Subsidiary.

Section 3.09 Intentionally Omitted.

Section 3.10 Intentionally Omitted.

Section 3.11 Intentionally Omitted.

Section 3.12 Intentionally Omitted.

Section 3.13 Agreement with Respect to Indemnification and Advancement of Expenses.

   (a) Each Securityholder agrees that it will use its best efforts to cause the Company or the Subsidiary, as applicable, to indemnify Persons who are or who were directors, officers, authorized agents, and employees of the Company or the Subsidiary, as applicable, to the maximum extent permitted by the CBCA for acts taken by such Persons on behalf of the Company or the Subsidiary, as applicable.

   (b) Each Securityholder further agrees that it will use its best efforts to cause the Company to advance expenses for the defense of any Person for whom indemnification is contemplated under the preceding subsection to the maximum extent that the advancement of expenses is permitted under the CBCA.

   (c) Each Securityholder further agrees that it will use its best efforts to cause the Company and Subsidiary to maintain directors' and officers' liability insurance to the extent that such insurance is available to the Company and Subsidiary on commercially reasonable terms.

Section 3.14 Intentionally Omitted.

Section 3.15 Agreements With Respect to the Debentures.

   (a)   Forbearance Agreement.

         (i) The Sentient Entities agree that if the Company is not able to pay interest accruing on all of the Series A Debentures, and if the Series A Debentures held by AmerAlia remain subject to a pledge to third parties, then the Sentient Entities hereby direct the Company to pay interest on the Series A Debentures held by persons other than the Sentient Entities.

         (ii) If there is a Holder of the Series A Debentures other than AmerAlia or the Subsidiary, the Sentient Entities each agree that through September 30, 2004, neither of them will declare an Event of Default on any Debentures they hold solely for the basis of non-payment of amounts due under the Debentures unless one or more other holders of Series A Debentures other than AmerAlia or the Subsidiary declares an Event of Default under the Series A Debentures such persons hold. If any other person gives the Company notice of the existence of an Event of

Securityholder Agreement

               Default under the Series A Debentures, the Sentient Entities will have all of the rights granted to them under any and all of the Debentures they then hold, the security agreement pursuant to which the Company and the Subsidiary have granted a security interest to collateralize the Debentures, as well as their rights under any other agreement relating to that indebtedness.

         (iii) AmerAlia agrees that if it refinances its obligations that are collateralized by the Series A Debentures, so that the Series A Debentures are released from any pledge or other similar obligation, AmerAlia will not declare an Event of Default on the Series A Debentures unless and until the Sentient Entities first declares an Event of Default with respect thereto. Nothing in this paragraph prevents AmerAlia from granting a security interest in the Series A Debentures it holds at any time (provided that such grant complies with the provisions of Section
               2.04 hereof), upon which grant the agreements set forth in this paragraph are suspended until such time as the Series A Debentures are released from such arrangement

         (iv) The Subsidiary agrees that it will not declare an Event of Default on the Series A Debentures unless and until the Sentient Entities first declare an Event of Default with respect thereto. Nothing in this paragraph prevents the Subsidiary from granting a security interest in the Series A Debentures it holds at any time (provided that such grant complies with the provisions of Section
               2.04 hereof), upon which grant the agreements set forth in this paragraph are suspended until such time as the Series A Debentures are released from such arrangement.

   (b) The Sentient Entities' Exchange Rights. Following the approval of a majority of the shares of AmerAlia Common Stock voting at a meeting of shareholders at which a quorum is present, the Holder will have the right (and AmerAlia hereby grants such right to the Holder) to exchange all of the Series B1 Debentures or all of the Series B2 Debentures, together with all of the certificates representing shares of NSI Common Stock they hold or both for shares of AmerAlia Common Stock as follows (the "Exchange Rights"):

         (i) Right to Exchange. The Sentient Entities may exchange all (but not less than all) of the principal amount of the Series B1 Debentures or the Series B2 Debentures or both, plus accrued and unpaid interest on such Series B1 Debentures or Series B2 Debentures they then hold (or if the Sentient Entities have converted the Series B2 Debentures into shares of NSI Common Stock, the remaining Series B Debentures and all shares of NSI Common Stock they then hold) and Contingent Interest on such Series B1 Debentures or Series B2 Debentures (as defined therein) at any time after the earlier of:

                  1) the Company provides notice that it intends to prepay the Series B1 Debentures or the Series B2 Debentures, as appropriate; and

                  2) September 30, 2004.

         (ii) Exchange Rate for the Debenture. AmerAlia will issue shares of AmerAlia Common Stock to the Sentient Entities when both of the Sentient Entities present all of the Series B1 Debentures or all of the Series B2 Debentures, or both, together with all of the certificates representing shares of NSI Common Stock they hold at the office of AmerAlia or any transfer agent for the AmerAlia Common Stock, for that number of shares of AmerAlia Common Stock that is equal to the quotient obtained by dividing the unpaid principal amount of the Series B1 Debentures and/or Series B2 Debentures (plus accrued but unpaid interest and Contingent Interest, if owed) by the Exchange Price.

Securityholder Agreement

         (iii) Exchange Rate for the NSI Common Stock. AmerAlia will issue shares of AmerAlia Common Stock to the Sentient Entities when both of the Sentient Entities present all of the shares of NSI Common Stock they own together with all of the Series B2 Debentures they then hold to AmerAlia or any transfer agent for the AmerAlia Common Stock, into that number of shares of AmerAlia Common Stock that is equal to the quotient obtained by dividing the NSI Share Value (as defined below), by the Exchange Price. For the purposes of the preceding sentence, the "NSI Share Value" means the product of:

                  -     the number of shares of NSI Common Stock to be exchanged

                  - divided by the total number of shares of the NSI Common Stock issued and outstanding

                  -     multiplied by the Subsidiary's Adjusted EBITDA

                  -     multiplied by 5.

               For purposes of this section, the Subsidiary's Adjusted EBITDA shall be the higher of (i) the Subsidiary's Adjusted EBITDA for the 12-month period prior to the exchange or (ii) the average of the two 12-month periods prior to the exchange.

         (iv) Adjusted EBITDA. If Sentient disagrees with the Adjusted EBITDA amounts provided by the Subsidiary, Sentient shall provide notice to the Subsidiary within 15 calendar days of receiving such information that it disagrees with the Adjusted EBITDA amounts. After providing notice, Sentient may then have the Subsidiary's auditor audit the Adjusted EBITDA amounts at Sentient's expense.

         (v) Mechanics of Exchange. In order to complete the exchange for AmerAlia Common Stock, the Sentient Entities shall: (i) surrender all of the Series B1 Debentures or all of the Series B2 Debentures and (if issued) the NSI Common Stock, or both, duly endorsed, at the office of AmerAlia, or of any transfer agent for the AmerAlia Common Stock, and (ii) give written notice to the Subsidiary at such office that Sentient Entities elect to exchange all of the Series B1 Debentures or all of the Series B2 Debentures and (if issued) the NSI Common Stock, or both, and shall state therein the dollar amount of all of the Series B1 Debentures or all of the Series B2 Debentures or the NSI Share Value of the NSI Common Stock being exchanged. Thereafter, AmerAlia shall issue and deliver at such office to Sentient Entities a certificate or certificates for the number of shares of AmerAlia Common Stock to which each of the Sentient Entities is entitled. Such exchange shall be deemed to have been made immediately prior to the close of business on the date (the "Exchange Date") that the Sentient Entities have accomplished both the surrender of the certificate or certificates required by clause (i) and the written notice required by clause (ii), and the person entitled to receive the shares of AmerAlia Common Stock issuable upon such exchange shall be treated for all purposes as the record holder of such shares from that date forward.

         (vi) Cancellation of Exchanged Shares or Debentures. Upon exchange of all of the Series B1 Debentures or all of the Series B2 Debentures and the NSI Common Stock, or both, for AmerAlia Common Stock, the Series B Debentures or NSI Common Stock, as the case may be, so exchanged will be cancelled and no longer outstanding.

         (vii) Fractional Shares. No fractional shares of AmerAlia Common Stock shall be issued in exchange for the Series B1 Debentures or Series B2 Debentures or the NSI Common Stock. In lieu of any fractional share to which the Sentient Entities would otherwise be entitled, AmerAlia shall pay cash based on the Exchange Price.

Securityholder Agreement

        (viii) Obligation to Reserve Shares. AmerAlia shall reserve out of its authorized but unissued shares of AmerAlia Common Stock 52,000,000 shares of AmerAlia Common Stock issuable upon exchange of all of the Series B1 Debentures or all of the Series B2 Debentures, or both.

                  1) AmerAlia may reduce the number of reserved shares to that amount reasonably deemed to be sufficient to satisfy the exchange right under the Series B1 Debentures or Series B2 Debentures and the NSI Common Stock, based on the average price of AmerAlia Common Stock during any 30 day period.

                  2) AmerAlia will increase the number of reserved shares at the written request of the Sentient Entities if the average price of AmerAlia Common Stock during any 30 day period reduces to a price where the number of reserved shares is not sufficient to meet the Exchange Rights.

Section 3.16 Agreement with Respect to Loans

On each of the dates below, at the request of the Sentient Entities, the Company shall lend to Sentient Global Resources Fund I, L.P. up to the following maximum amount:

                                 $
March 19, 2004                180,000
February 20, 2005             160,000
February 20, 2006             140,000
February 20, 2007             120,000

These loans shall be made at zero percent interest and shall be due February 19, 2008. To the extent that the Company makes a payment of principal pursuant to the Debentures held by Sentient Global Resources Fund I, L.P., Sentient Global Resources Fund I, L.P. shall repay a proportional amount of these loans and the allowable loan amounts in subsequent years will be proportionately reduced. To the extent there is an Event of Default under the Debentures, any amounts outstanding under these loans shall be set off against amounts owed to the Sentient Entities pursuant to the Debentures; provided, that such set off shall first apply against the amounts owed to the Debentures held by Sentient Global Resources Fund I, L.P. and subsequently against the amounts owed to the Debentures held by Sentient Global Resources Trust No. I, if necessary.

ARTICLE IV. ADDITIONAL DOCUMENTS. Each Securityholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of any Securityholder or two-thirds of the Directors of the Company, to carry out the intent of this Agreement.

ARTICLE V. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date, without further action or notice of any Securityholder.

ARTICLE VI. MISCELLANEOUS.

Section 6.01 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Securityholder Agreement

Section 6.02 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

Section 6.03 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 6.04 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company and the Securityholders shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of a Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company and the other Securityholders upon such violation, the Company and the other Securityholders shall each have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company or the other Securityholders at law or in equity.

Section 6.05 Dispute Resolution.

      (a) Senior Officers to Resolve. All claims, disputes or other controversies arising out of, or relating to, this Agreement and any other claims, disputes or controversies arising out of or relating to the management or operations of the Company or the Subsidiary (hereinafter collectively referred to as a "Dispute") shall initially be submitted to a senior officer or a member of the board of directors from each party to a Dispute for resolution by mutual agreement between said officers (which senior officers or director will not be a Person who is involved in the regular operations of the Company or the Subsidiary). Any mutual determination by the senior officers shall be reduced to writing and become final and binding upon the parties. However, should such senior officers fail to arrive at a mutual decision as to the Dispute within 20 days after notice to the senior officers of the Dispute, the parties shall then attempt to resolve such Dispute by mediation in accordance with the terms and provisions set forth in the following paragraph.

      (b) Mediation Followed by Binding Arbitration. The parties agree that if the Senior Officers are unable to resolve the Dispute pursuant to the preceding paragraph, either party may submit the Dispute to JAMS, Inc. (www.jamsadr.com and 949-224-1810, "JAMS"), or its successor, for mediation, and if the Dispute is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Any party to this Agreement may commence mediation by providing to JAMS and the other parties a written request for mediation, setting forth the subject of the Dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings promptly, not later than 20 days after such request for mediation. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Any party may initiate arbitration with respect to the Disputes submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after

Securityholder Agreement
            the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

Section 6.06 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by a nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice to the other parties hereto):

IF TO THE COMPANY:                                 IF TO AMERALIA

Natural Soda Holdings, Inc.                        AmerAlia, Inc.
20971 E. Smoky Hill Rd                             20971 E. Smoky Hill Rd
Centennial, CO 80015                               Centennial, CO 80015
Attn: President                                    Attn:  President
Tel:  (720) 876-2373                               Tel:  (720) 876-2373
Fax:  (720) 876-2374                               Fax:  (720) 876-2374

IF TO SUBSIDIARY:

Natural Soda, Inc.
20971 E. Smoky Hill Rd
Centennial, CO 80015
Attn: President
Tel:  (720) 876-2373
Fax:  (720) 876-2374

WITH A COPY (WHICH DOES NOT CONSTITUTE NOTICE) TO:

Holland & Hart, LLP
555 E. Seventeenth Street, Suite 2700
Denver, CO 80123
Attn:  Sandra P. Velasco, Esq.
Tel:  (303) 295-8000
Fax:  (720) 295-8261

If to the Sentient Entities (or either of them):

                           Sentient Executive GP I, Limited
                           (on behalf of the General Partner of Sentient Global Resources Fund 1, L.P.)
                           Third Floor, Harbour Centre
                           PO Box 10795APO
                           George Town, Grand Cayman
                           Cayman Islands

Securityholder Agreement

                           Attn: Kim McLaughlin
                           Tel: (345) 946 0933
                           Fax: (345) 946 0921

Sentient (Aust) Pty Limited                          Sentient Asset Management Canada Limited
Trustee of Sentient Global Resources Trust No. 1
Level 9, 20 Loftus Street                            1010 Sherbrooke Street West
Sydney, NSW 2000                                     Suite 1512
Australia                                            Montreal, Quebec H3A-2R7 Canada
Attn:  Peter Cassidy, Director                       Attn:  Mark Jackson, Director
Tel:     (612) 8243-2904                             Tel:     (514) 223-2578
Fax:     (612) 8243-2990                             Fax:     (514) 223-2575

WITH A COPY (WHICH DOES NOT CONSTITUTE NOTICE) TO:

Quinn & Brooks LLP
2803 Valley Way
Houston, TX  77339
Attn: Robert J. Quinn, Esq.
Tel:  (281) 359-2661
Fax:  (281) 359-2669

If any party sends any notice to the Company, it will also send a copy of such notice to the other parties in order for such notice to be effective.

Section 6.07 Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without reference to rules of conflicts of law.

Section 6.08 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

Section 6.09 Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 6.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 6.11 Authority. Each of the signatories on behalf of the Parties hereto represents and warrants to each of the other parties that he has executed this Agreement on behalf of the party for whom such signature appears with all necessary corporate, partnership, trust, or other authority (as the case may be).

Securityholder Agreement

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

NATURAL SODA HOLDINGS, INC.            AMERALIA, INC.

By: /s/ Bill H Gunn
   ---------------------------
Bill H Gunn, Chairman
                                       By: /s/ Bill H Gunn
                                          -----------------------------
                                       Bill H Gunn, Chairman

NATURAL SODA, INC.

By: /s/ Bill H. Gunn
   ---------------------------
Bill H. Gunn, President

SENTIENT EXECUTIVE GP I, LIMITED,                            SENTIENT (AUST) PTY. LIMITED,
ON BEHALF OF THE GENERAL PARTNER OF SENTIENT GLOBAL          AS TRUSTEE OF SENTIENT GLOBAL RESOURCES
RESOURCES FUND I, L.P.                                       TRUST NO. 1

By: /s/ Mark A. Jackson                By: /s/ Peter Cassidy
   -------------------------------        --------------------------------
        Mark A. Jackson, Director            Peter Cassidy, Director

                            SECURITYHOLDER AGREEMENT